Exhibit 10.1
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of March __, 2021, by and between ARE-EASTLAKE AVENUE NO. 3, LLC, a Delaware limited liability company (“Landlord”), and NEOLEUKIN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of September 23, 2019, as amended by that certain First Amendment to Lease dated as of June 18, 2020 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises known as Suite 360 containing approximately 6,272 rentable square feet (“Premises”) in that certain building located at 1616 Eastlake Avenue East, Seattle, Washington. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Subject to the terms set forth in the First Amendment, the Base Term of the Lease is scheduled to expire on September 30, 2021.
C.     Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to extend the Term of the Lease through September 30, 2026 (the “Second Amendment Expiration Date”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Term. The Term of the Lease is hereby extended through the Second Amendment Expiration Date. Tenant has accepted and occupies the Premises and Tenant’s continued occupancy of the Premises during the period commencing October 1, 2021 through the Second Amendment Expiration Date shall be on an “as-is” basis and, except as expressly provided in Section 3 below, Landlord shall have no obligation to provide any tenant improvement allowance or make any improvements or alterations to the Premises. For the avoidance of doubt, Tenant no longer has the right to terminate the Lease early pursuant to the terms of the First Amendment, and the First Amendment is hereby null and void and of no further force or effect as of the date of this Second Amendment.
2.Base Rent. Tenant shall continue to pay Base Rent as provided under the Lease through September 30, 2021. Commencing on October 1, 2021, Tenant shall pay Base Rent in the amount of $59.00 per rentable square foot of the Premises per year. Commencing on October 1, 2022, and on each subsequent October 1st through the Second Amendment Expiration Date (each, a “Second Amendment Adjustment Date”), Base Rent shall be increased by multiplying the Base Rent payable immediately before such Second Amendment Adjustment Date by 2.5% and adding the resulting amount to the Base Rent payable immediately before such Second Amendment Adjustment Date.
3.Premises Improvements. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $5.00 per rentable square foot of the Premises, or $31,360.00 in the aggregate (the “Improvement Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Premises (the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. The

Improvement Allowance shall be available only for the design and construction of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.
Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Premises Improvements. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements commencing on the date of this Second Amendment through the date that is 18 months after the date of this Second Amendment (the “Outside Improvement Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.
4.Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
a.Extension Right. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for a period of 28 months (the “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent and the Improvement Allowance) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior, and no earlier than 12 months prior, to the Second Amendment Expiration Date.
    Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the South Lake Union area of Seattle for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any. Notwithstanding the foregoing, the Market Rate shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 210 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 4(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 4(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of this Lease for the Extension Term.
b.Arbitration.
(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.
(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.
(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Seattle metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Seattle metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

c.Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.
d.Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:
(i)during any period of time that Tenant is in default under any provision of the Lease (beyond any applicable notice and cure periods); or
(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.
e.No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.
f.Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.
5.Early Termination. Subject to the provisions of this Section 5, Tenant shall have the one-time right after the mutual execution and delivery of this Second Amendment by delivery of written notice to Landlord no later than the date that is concurrent with Tenant’s delivery of a New Lease to Landlord (or Landlord’s Affiliate), to terminate this Lease, without payment of a termination fee, if, prior to the Second Amendment Expiration Date, Tenant has entered into a new lease (“New Lease”) with Landlord or an Affiliate (as defined below) pursuant to which Tenant shall lease space (not including that certain space currently leased by Tenant at 188 E. Blaine Street) in the Seattle area larger than the then-current size of the Premises (“New Premises”), for a term acceptable to Landlord and/or Affiliate for such New Premises and, otherwise, upon terms and conditions acceptable to Landlord or Affiliate and Tenant in their respective sole discretion. If Tenant and Landlord (or Affiliate) enter into a New Lease and Tenant timely delivers written notice as provided above to Landlord, then this Lease shall terminate upon the date that Tenant commences paying base rent under the New Lease for the New Premises. Tenant acknowledges that nothing contained herein shall obligate Landlord or Affiliate in any way to enter into a New Lease nor shall anything contained herein be construed to grant to Tenant any option or right to lease any space at another property owned by Landlord or Affiliate. As used herein, “Affiliate” shall mean an entity controlled by, under common control with, or controlling Landlord including, without limitation, any of the constituent members of Landlord or Alexandria Real Estate Equities, Inc.
For the avoidance of doubt, Section 39 of the original Lease is hereby deleted and is null and void and of no further force or effect.
6.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
7.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this Second Amendment, other than Kidder Mathews. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Kidder Mathews, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.
8.Tenant Notice Address. From and after the date of this Second Amendment, “Tenant’s Notice Address” on page 1 of the Lease is hereby deleted and replaced with the following:
“Tenant Notice Address:                With a Copy to:
Neoleukin Therapeutics                    Neoleukin Therapeutics
188 E. Blaine Street, Suite 450                188 E. Blaine Street, Suite 450
Seattle, WA 98102                    Seattle, WA 98102
Attn: General Counsel                    Attn: Director of Real Estate & Facilities
9.Miscellaneous.
a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
c.This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.
[Signatures are on the next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.
TENANT:
NEOLEUKIN THERAPEUTICS, INC.,
a Delaware corporation

By:
Its:

LANDLORD:
ARE-EASTLAKE AVENUE NO. 3, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member
By:    ARE-QRS CORP.,
a Maryland corporation,
general partner
    By:________________________
    Its:________________________